EXHIBIT 3.5

FIRST AMENDMENT
TO
BYLAWS
OF
TRULITE, INC

Pursuant to the provisions of Section 109 of the Delaware General Corporation Law (“DGCL”), and to the provisions of its own Certificate of Incorporation, Trulite, Inc. (the “Corporation”), a for profit corporation organized and existing under and by virtue of the DGCL, adopts the following amendments to its Bylaws:

Article III, Section 1, “Number” is deleted in its entirely and replaced with:

Section 1. Number. All of the corporate powers shall be vested in, and the business and affairs of the Corporation shall be managed by, a board of directors. The number of directors which shall constitute the board of directors shall be not less than four nor more than eleven directors. The number of directors shall be fixed from time to time by a resolution adopted by the board of directors. No director need be a stockholder.

Article III is further amended to provide for the addition of Article III, Section 5, and “Vacancies” as follows:

Section 5. Vacancies. Newly created directorships resulting from any increase in the authorized number of Directors, and any vacancies occurring in the Board of Directors caused by death, resignation, retirement, disqualification, or removal from office of any Directors or otherwise, may be filled by the vote of a majority of the Directors then in office, though less than a quorum, or a successor or successors may be chosen at a special meeting of the stockholders called for that purpose, and each successor Director so chosen shall hold office until the next election of the class for which such Director has been chosen or until whichever of the following occurs first: his successor is elected and qualified, his resignation, and removal from office by the stockholders, or his death.

This Amendment was adopted on October __, 2006

This Amendment was approved by the unanimous written consent of the board of directors in accordance with Section 141(f) of the DGCL.

In WITNESS WHEREOF, the Corporation’s President, Jonathan Godshall, has signed this Amendment this ___ day of October 2006.

By:
Jonathan Godshall, President